CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated October 15, 2001 and December 17, 2001, relating to the financial statements and financial highlights which appear in the August 31, 2001 and October 31, 2001 Annual Reports to Shareholders of Credit Suisse Global Technology Fund, Inc. (formerly the Credit Suisse Global Telecommunications Fund, Inc.) and Credit Suisse Technology Fund, a series of the Credit Suisse Select Funds, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in the Proxy/Prospectus.



PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 15, 2002